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                                                                      EXHIBIT 53


                                       Contacts:    David A. Laundy
                                                    The Loewen Group Inc.
                                                    (604) 293-7857


                                                    Thomas C. Franco
                                                    Ann L. Heilman
                                                    Broadgate Consultants, Inc.
                                                    (212) 229-2222

FOR IMMEDIATE RELEASE
=====================


              SHAREHOLDER ACTION AGAINST LOEWEN GROUP IS DISMISSED
              ----------------------------------------------------


VANCOUVER, December 11, 1996 -- The Loewen Group Inc. (NYSE, TSE, ME: LWN) today announced that the Los Angeles County Superior Court dismissed with prejudice a purported shareholders' derivative action against the Company's directors. The California Court held it was without jurisdiction to hear an alleged shareholders' derivative suit against the directors of Loewen, a British Columbia corporation.

     The dismissal of the shareholder action follows last week's dismissal of Service Corporation International's suit against Loewen in the United States District Court for the Southern District of Texas.


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